EXHIBIT 99A.5

STATEMENTS OF OPERATIONS               U S WEST COMMUNICATIONS, Inc.
(UNAUDITED)

					    Quarter Ended
					      March 31,          %
In millions                                1996       1995    Change
- - ------------------------------------------------ ---------- ---------
OPERATING REVENUES
 Local service                            $1,145     $1,050      9.0
 Interstate access service                   622        589      5.6
 Intrastate access service                   190        188      1.1
 Long-distance network services              290        299     (3.0)
 Other services                              161        151      6.6
				      ---------- ----------
Total operating revenues                   2,408      2,277      5.8
				      ---------- ----------

OPERATING EXPENSES
 Employee-related expenses*                  813        730     11.4
 Other operating expenses*                   389        391     (0.5)
 Taxes other than income taxes                95        103     (7.8)
 Depreciation and amortization               511        494      3.4
				      ---------- ----------
Total operating expenses                   1,808      1,718      5.2
				      ---------- ----------

Income from operations                       600        559      7.3

Interest expense                             103         91     13.2
Gain on sales of rural telephone
  exchanges                                   -          63       -
Other expense - net                           17         13     30.8
				      ---------- ----------
Income before income taxes and
  cumulative effect of change in
  accounting principle                       480        518     (7.3)
Provision for income taxes                   183        195     (6.2)
				      ---------- ----------
Income before cumulative effect
  of change in accounting principle          297        323     (8.0)

Cumulative effect of change in
  accounting principle - net of tax           34        -         -
				      ---------- ----------
NET INCOME                                  $331       $323      2.5
				      ========== ==========

*1996 employee-related expenses include the impacts of employee transfers from affiliated Communications Group companies to U S WEST Communications, Inc. (USWC) during 1995. Prior to the transfers, these affiliate employee costs were billed to USWC and reflected as affiliate expense, which is included in other operating expenses.


